Exhibit 99.1

newsrelease

Headquarters Office

13737 Noel Road, Ste. 100

Dallas, TX 75240

tel: 469.893.2000

fax: 469.893.8600

www.tenethealth.com

Contacts:
Media: Steven Campanini (469) 893-6321
Investors: Thomas Rice (469) 893-2522

Tenet Hospitals Suffer Damage from Hurricane Katrina

DALLAS – Aug. 30, 2005 – Tenet Healthcare Corporation (NYSE: THC) announced today that a preliminary assessment shows its five hospitals in the New Orleans area and its one hospital in the Mississippi Gulf Coast area suffered considerable water and wind damage from Hurricane Katrina, and three of them have been forced to evacuate all patients and staff.

The company said it does not yet have an estimate of the damage or other financial impact caused by the hurricane on its Louisiana-Mississippi operations.  However, it anticipates that the cost will be significant even after taking into account its existing insurance coverage for property damage and business interruption.

Tenet operates six hospitals with 1,277 beds in Louisiana and Mississippi, as well as an imaging subsidiary with five locations in New Orleans.  These operations represented approximately six percent of its net operating revenue in the first half of 2005.

Most of the facilities experienced some water intrusion, broken windows, roof leakage and wind damage.  All are currently without municipal power and telephone service, and are using back-up generators.  No hurricane-related injuries to patients have occurred.

Evacuation efforts began this morning at 317-bed Memorial Medical Center and 187-bed Lindy Boggs Medical Center in New Orleans and 189-bed Gulf Coast Medical Center in Biloxi, Miss.  All

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patients are expected to be moved to other Tenet or non-Tenet facilities by the end of the day.  The company said it does not know when the evacuated hospitals will resume normal operations, but it could be several weeks or longer in some cases.

Tenet said 203-bed Kenner Regional Medical Center in Kenner, La., 207-bed Meadowcrest Hospital in Gretna, La., and 174-bed NorthShore Regional Medical Center in Slidell, La., remain open with back-up power but also suffered water and wind damage.

The company also said its five Diagnostic Imaging Services offices in New Orleans have all been closed by storm damage.

“Our people have performed heroically to care for our patients under extreme conditions, and many of them have suffered damage to their homes and property.  Our thoughts and prayers go out to them, and we will assist them to get their lives back together,” said Trevor Fetter, Tenet’s president and chief executive officer.  “All of us are very proud of what our people have accomplished, and we will commit our energy and resources to helping our Gulf Coast hospitals return to normal operations as soon as possible.”

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2004, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.